NEOS ETF Trust 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2024, relating to the financial statements and financial highlights of NEOS Nasdaq-100 ® Hedged Equity Income ETF, a series of NEOS ETF Trust (formerly Nationwide Nasdaq-100 Risk Managed Income ETF, a series of ETF Series Solutions), for the year ended August 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

December 19, 2024